2800D:42
                               SERIES A
                                 WARRANT
                                 FOR
                                 COMMON
                                 STOCK
                              CEL-SCI
CORPORATION No. W -
Warrants

         THIS IS TO CERTIFY that, for value received and subject to the terms and conditions herein set forth, or registered assigns
(the "Warrant Holder"), is entitled to purchase, pursuant to this Warrant, at any time before 12:00 p.m. on February 7, 2000, at a price of $18.00 per share, as adjusted from time to time as herein set forth (the "Purchase Price"), one share of the common stock, (the "Common Stock"), of Cel-Sci Corporation, a Colorado corporation (the "Company"), for each warrant represented by this certificate. The shares of Common Stock purchasable upon exercise of the Warrant are herein called the "Warrant Stock." Notwithstanding anything contained herein to the contrary, this Warrant may not be exercised unless a current Registration Statement covering the Warrant Stock is in effect with the Securities and Exchange Commission and any applicable state securities commission.

     1. Term of Warrant. Subject to the foregoing, this Warrant may be exercised at any time prior to 12:00 p.m. on February 7, 2000, or earlier if so terminated by the Company under Paragraph 2; provided, however, that the Company may extend the exercise period of this Warrant by giving notice of such extension.

         2. Notice of Earlier Termination. The Company, upon 30 days notice, may accelerate the expiration date of this Warrant, provided, however, that at the time the Company gives such notice of acceleration (1) the Company has in effect a current registration statement with the United States Securities Exchange Commission covering the shares of the Common Stock issuable upon the exercise of this Warrant and (2) at any time during the 30 day period preceding such notice, the average closing bid price of the Company's Common Stock has been at least 20% higher than the warrant exercise price for 15 consecutive trading days. All Warrants not exercised within the 30day period will expire.

         3. Adjustment for Merger, Consolidation, etc. If there is any change in the Common Stock of the Company through merger, consolidation, reclassification, reorganization, recapitalization, or other change in the capital structure of the Company, appropriate adjustments will be made so that the Warrant Holder has the right thereafter to receive, upon the exercise of the Warrant, the kind and amounts of shares of stock or other securities or property to which it would have been entitled if, immediately prior to such merger, consolidation, reclassification, reorganization, recapitalization, or other change in the capital structure, it had held the number of shares of Common Stock that were then purchasable upon the exercise of the
Warrant.
         4.   Adjustment to Purchase Price.  The Company may,
in
its sole discretion, lower the purchase price at any time, or from time to time. When any adjustment is made in the Purchase Price, the Company shall cause a copy of such statement to be mailed to the Warrant Holder, as of a date within ten days after the date when the purchase price has been adjusted.
         5. Reservation of Common Stock. The Company agrees that the number of shares of Common Stock sufficient to provide for the exercise of the Warrant upon the basis herein set forth will at all times during the term of this Warrant be reserved for the exercise thereof.
         6. Manner of Exercise. Exercise may be made of all or any part of the Warrant by surrendering it, with the purchase form provided for herein duly executed by the Warrant Holder or by the Warrant Holder's duly authorized attorney, plus payment of the Purchase Price in cash at the office of the Company's transfer agent, or at such other office or agency as the Company may designate in writing.
       7. Issuance of Common Stock upon Exercise. The Company, at its expense, shall cause to be issued, within ten days after exercise of this Warrant, a certificate or certificates in the name requested by the Warrant Holder of the number of shares of Common Stock (or other securities or property or combination thereof) to which the Warrant Holder is entitled upon such exercise. All shares of Common Stock or other securities delivered upon the exercise of the Warrant shall be validly issued, fully paid, and non-assessable.
         Irrespective of the date of issuance and delivery of a certificate or certificates for any shares of Common Stock or other securities or property or combination thereof issuable upon the exercise of this Warrant, each person (including a corporation) in whose name any such certificate or certificates is to be issued will for all purposes be deemed to have become the holder of record of the Common Stock, the securities, and/or property represented thereby on the date on which a duly executed notice of exercise of this Warrant and payment for the number of shares of Warrant Stock as to which this Warrant Holder has exercised are delivered to the Company.
         8. No Right as Stockholder. The Warrant Holder is not, by virtue of ownership of the Warrant, entitled to any rights whatsoever of a stockholder of the Company.
         9. No Dilution or Impairment. The Company will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith take all such action as may be necessary or appropriate in order to protect the rights of the Warrant Holder against dilution or other impairment.
         10. Assignment. This Warrant is freely assignable by the Warrant Holder hereof.
          EXECUTED on this      day of                , 1997.
                                       CEL-SCI CORPORATION
                                       By
                                          President
2800D:43-44
                                            ELECTION TO
         PURCHASE The undersigned hereby irrevocably elects to exercise warrants represented by this Warrant Certificate, and to purchase the common shares issuable upon the exercise of such warrants, and requests that the certificates for such shares shall be issued in the name of:
                                                   Address

                                    Social Security or

other identifying

                             number

and be delivered to

















                                                    Name
at                                                 Address

and, if said number of Warrants shall not be all the

Warrants evidenced by this Warrant certificate, that a new

Warrant certificate for the balance of such Warrants be

registered in the name of, and delivered to, the

undersigned at the address stated below.

Dated:                 , 19

Name of Warrantholder:

Address:

































Signature:






























2800D:45